Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Second Quarter		First Six Months
	2024	2023	2024	2023
	(in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,904	$1,826	$3,767	$3,704
Intermodal	742	745	1,487	1,559
Coal	398	409	794	849
Total railway operating revenues	3,044	2,980	6,048	6,112

Railway operating expenses
Compensation and benefits	700	693	1,436	1,383
Purchased services and rents	516	506	1,044	1,002
Fuel	257	263	541	578
Depreciation	335	321	672	642
Materials and other	173	205	388	417
Restructuring and other charges	(3)	—	96	—
Eastern Ohio incident	(65)	416	527	803
Total railway operating expenses	1,913	2,404	4,704	4,825

Income from railway operations	1,131	576	1,344	1,287

Other income – net	17	57	35	113
Interest expense on debt	204	170	405	345

Income before income taxes	944	463	974	1,055

Income taxes	207	107	184	233

Net income	$737	$356	$790	$822

Earnings per share – diluted	$3.25	$1.56	$3.48	$3.60

Weighted average shares outstanding – diluted	226.4	228.0	226.3	228.1

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2024	2023
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$659	$1,568
Accounts receivable – net	1,189	1,147
Materials and supplies	308	264
Other current assets	148	292
Total current assets	2,304	3,271

Investments	3,812	3,839
Properties less accumulated depreciation of $13,630 and $13,265, respectively	35,280	33,326
Other assets	1,162	1,216

Total assets	$42,558	$41,652

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,535	$1,638
Short-term debt	400	—
Income and other taxes	208	262
Other current liabilities	1,269	728
Current maturities of long-term debt	255	4
Total current liabilities	3,667	2,632

Long-term debt	16,937	17,175
Other liabilities	1,747	1,839
Deferred income taxes	7,228	7,225

Total liabilities	29,579	28,871

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 226,096,433 and 225,681,254 shares, respectively, net of treasury shares	227	227
Additional paid-in capital	2,208	2,179
Accumulated other comprehensive loss	(330)	(320)
Retained income	10,874	10,695

Total stockholders’ equity	12,979	12,781

Total liabilities and stockholders’ equity	$42,558	$41,652

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Six Months
	2024	2023
	($ in millions)
Cash flows from operating activities
Net income	$790	$822
Reconciliation of net income to net cash provided by operating activities:
Depreciation	672	642
Deferred income taxes	5	(35)
Gains and losses on properties	(25)	(25)
Changes in assets and liabilities affecting operations:
Accounts receivable	(43)	57
Materials and supplies	(44)	(19)
Other current assets	57	36
Current liabilities other than debt	596	460
Other – net	(133)	(92)

Net cash provided by operating activities	1,875	1,846

Cash flows from investing activities
Property additions	(1,125)	(948)
Acquisition of assets of CSR	(1,643)	—
Property sales and other transactions	70	61
Investment purchases	(206)	(6)
Investment sales and other transactions	337	152

Net cash used in investing activities	(2,567)	(741)

Cash flows from financing activities
Dividends	(610)	(615)
Common stock transactions	(5)	(9)
Purchase and retirement of common stock	—	(303)
Proceeds from borrowings	600	724
Debt repayments	(202)	(802)

Net cash used in financing activities	(217)	(1,005)

Net increase (decrease) in cash and cash equivalents	(909)	100

Cash and cash equivalents
At beginning of year	1,568	456
At end of period	$659	$556

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$373	$318
Income taxes (net of refunds)	107	315

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Eastern Ohio Incident

On February 3, 2023, a train operated by us derailed in East Palestine, Ohio (the Incident). We recognized expenses of $527 million and $803 million during the first six months of 2024 and 2023, respectively, for costs related to the Incident. Insurance recoveries exceeded expenses by $65 million in the second quarter of 2024 compared to expenses of $416 million in the second quarter of 2023. The total expense recognized in the first six months of 2024 includes the impact of $264 million in insurance recoveries, of which $156 million was recognized in the second quarter 2024. No insurance recoveries were recorded during the first six months of 2023. Any additional amounts recoverable under our insurance policies or from third parties will be reflected in future periods in which recovery is considered probable. No amounts have been recorded related to potential third-party recoveries, which may reduce amounts payable by our insurers under applicable insurance coverage.

2. Restructuring and Other Charges

During the first six months of 2024, the Company executed a voluntary and an involuntary separation program that resulted in a reduction of approximately 350 management employees. In the first six months of 2024, “Restructuring and other charges” includes $61 million of costs related to these programs which primarily consists of separation payments to the impacted management employees. The Company also incurred $35 million of costs associated with the March 2024 appointment of our chief operating officer. Additionally, “Other income – net” includes a $20 million curtailment gain on our other postretirement benefit plan resulting from the restructuring, recorded in the second quarter of 2024.

3. Shareholder Advisory Costs

“Other income – net” includes costs associated with shareholder advisory matters, which amounted to $29 million and $50 million during the second quarter and first six months of 2024, respectively.

4. Deferred Income Taxes

During the first six months of 2024, we recorded a $27 million reduction to deferred income taxes, the result of a subsidiary restructuring that reduced our estimated deferred state income tax rate.

5. Stock Repurchase Program

We did not repurchase shares of common stock under our stock repurchase program in the first six months of 2024, while we repurchased and retired 1.3 million shares of common stock at a cost of $305 million in the first six months of 2023, inclusive of excise taxes.